                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant

Check the appropriate box:

[ ]   Preliminary proxy statement
[ ]   Confidential, for Use of the Commission Only (as permitted by
[ ]   Rule 14a-6(e)(2)
[X]   Definitive proxy statement
[ ]   Definitive additional materials
[ ]   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

--------------------------------------------------------------------------------

                           SMITH MICRO SOFTWARE, INC.
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------

                                   Registrant
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X]   No fee required.

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

[ ]   Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filling.

    (1) Amount previously paid:
--------------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:
--------------------------------------------------------------------------------

    (3) Filing Party:
--------------------------------------------------------------------------------

    (4) Date Filed:
--------------------------------------------------------------------------------

                       [SMITH MICRO SOFTWARE, INC. LOGO]

April 30, 1997


Dear Smith Micro Stockholders:

    We are pleased to invite you to our 1997 Annual Meeting which will be held at the corporate headquarters of the Company, located at 51 Columbia, Aliso Viejo, California 92656, on Thursday, May 15, 1997, at 10:00 a.m., Pacific Daylight Savings Time.

     The Annual Meeting will begin with a report on the Company's progress, followed by a discussion and stockholder questions. Voting on election of directors and other matters is also scheduled. The items to be voted on are addressed in the enclosed Notice of Annual Meeting of Stockholders and Proxy Statement.

    Your vote is important. Whether or not you plan to attend the Annual Meeting, please complete and return the enclosed proxy card to ensure that your shares will be represented. A postage pre-paid envelope has been provided for your convenience. By returning the proxy card, you can help the Company avoid the expense of duplicate proxy solicitations and possibly having to reschedule the Annual Meeting if a quorum of the outstanding shares is not present or represented by proxy. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the meeting.

    We look forward to seeing you at the Annual Meeting.

                                  Sincerely,


                                  /s/ WILLIAM W. SMITH, JR.
                                  ------------------------------------
                                  William W. Smith, Jr.
                                  Chairman of the Board, Chief
                                  Executive Officer and President

                           SMITH MICRO SOFTWARE, INC.
                  --------------------------------------------

                           NOTICE OF ANNUAL MEETING OF
                                  STOCKHOLDERS

                                  MAY 15, 1997

                  --------------------------------------------

To the Stockholders of Smith Micro Software, Inc.:

        Notice is hereby given that the 1997 Annual Meeting of Stockholders (the "Annual Meeting") of Smith Micro Software, Inc. (the "Company") will be held at the Company's corporate headquarters, located at 51 Columbia, Aliso Viejo, California 92656, on Thursday, May 15, 1997, at 10:00 a.m., Pacific Daylight Savings Time, for the following purposes:

        1. To elect two (2) directors to serve on the Company's Board of Directors until the 2000 Annual Meeting;

        2. To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditor for fiscal year 1997; and

        3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

        The close of business on April 25, 1997, has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Only stockholders of record at such time will be so entitled to vote.

        You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend the Annual Meeting, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE to ensure your representation at the Annual Meeting. A self-addressed, postage pre-paid envelope is enclosed for your convenience. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting.

        A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK MUST BE REPRESENTED AT THE ANNUAL MEETING IN ORDER TO CONSTITUTE A QUORUM. PLEASE RETURN YOUR PROXY CARD IN ORDER TO ENSURE THAT A QUORUM IS OBTAINED.

                                 YOUR VOTE IS IMPORTANT

                                 By Order of the Board of Directors,
                                 RHONDA L. SMITH
                                 Secretary
                                 Aliso Viejo, California
                                 April 30, 1997

                           SMITH MICRO SOFTWARE, INC.

                  --------------------------------------------
                                 PROXY STATEMENT
                  --------------------------------------------

        This Proxy Statement and the enclosed proxy card are furnished in connection with the 1997 Annual Meeting of Stockholders (the "Annual Meeting") of Smith Micro Software, Inc. ("Smith Micro" or the "Company") which will be held at the Company's corporate headquarters located at 51 Columbia, Suite 200, Aliso Viejo, California 92656, on Thursday, May 15, 1997, at 10:00 a.m., Pacific Daylight Savings Time. Stockholders of record at the close of business on April 25, 1997, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

        On April 25, 1997, there were 14,074,698 shares of Common Stock outstanding, $.001 par value per share (the "Common Stock"). Each share of Common Stock is entitled to one vote on all matters brought before the Annual Meeting.

        A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. The Company's inspector of elections for the Annual Meeting will count abstentions and so-called "broker non-votes" (i.e., shares held by a broker or other nominee having discretionary power to vote on some matters but not others) for purposes of determining whether a quorum exists for the transaction of business at the Annual Meeting. Abstentions are also counted in tabulating the total number of votes cast on matters voted on by the stockholders at the Annual Meeting. Broker non-votes are not counted for purposes of determining either the number of votes cast on any matter voted on by the stockholders or whether such matter has been approved.

        Properly executed proxies will be voted in the manner directed by the stockholders. If no direction is made on proxies, such proxies will be voted FOR the election of all nominees named under the caption "Election of Directors" as directors of the Company, and FOR the ratification of the selection of Deloitte & Touche LLP as independent auditor of the Company for 1997.

        The enclosed proxy is being solicited by the Company's Board of Directors and is revocable at any time prior to its exercise. A proxy may be revoked by delivery of a written revocation to the Secretary of the Company, by presentation of a subsequent proxy, properly signed, or by attendance at the Annual Meeting and voting in person.

        This Proxy Statement, the enclosed proxy card and the Company's Annual Report on Form 10-K for the year ended December 31, 1996, are scheduled to be mailed commencing on or about April 30, 1997 to stockholders of record on April 25, 1997.

        The principal executive offices of the Company are located at 51 Columbia, Suite 200, Aliso Viejo, California 92656. The Company's phone number is (714) 362-5800.

                             PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information known to the Company as of April 25, 1997, with respect to beneficial ownership of the Company's Common Stock by (i) each person (or group of affiliated persons) who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) each director and nominee for director, (iii) the Chief Executive Officer and each other Named Executive Officer of Smith Micro (as such term is defined below under the caption "Executive Compensation and Related Information"), and (iv) all current directors and executive officers as a group, together with the approximate percentages of outstanding Common Stock owned by each of them. The following table is based upon information supplied by directors, executive officers, and principal stockholders.


NAME AND ADDRESS OF                  AMOUNT OF COMMON STOCK          PERCENTAGE OF COMMON STOCK
BENEFICIAL OWNER(1)                  BENEFICIALLY OWNED(2)           BENEFICIALLY OWNED
-------------------                  ---------------------           ------------------
Rhonda L. Smith and
William W. Smith, Jr.(3)                   9,801,914                       69.54%

Robert E. Grice, Jr.(4)                      28,333                          *

Robert W. Scheussler(5)                      24,427                          *

Robert A. Caggiano(6)                        20,625                          *

Thomas G. Campbell(7)                        12,500                          *

F. Terry Eger(8)                             15,000                          *

All directors and executive officers as
a group (7 persons)(9)                     9,902,799                       69.83%

--------------------
*       Less than 1%.

(1) Unless otherwise indicated, (i) each named individual's address is 51 Columbia, Aliso Viejo, California 92656 and (ii) the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Applicable percentage ownership is based on 14,074,698 shares of Common Stock outstanding as of April 25, 1997. Any securities not outstanding but subject to options exercisable as of April 25, 1997 or exercisable within 60 days after such date are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock beneficially owned by the person holding such options but are not deemed to be outstanding for the purpose of computing the percentage of Common Stock beneficially owned by any other person.

(3) Rhonda Smith and William Smith, Jr. are married to one another and own their shares as community property. The Smiths' beneficial ownership of the Company's Common Stock includes 11,134 shares and 9,110 shares issuable upon the exercise of currently exercisable options held by Mr. Smith and Ms. Smith, respectively.

(4) Mr. Grice's beneficial ownership of the Company's Common Stock consists of 28,333 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days after April 25, 1997.

(5) Mr. Scheussler's beneficial ownership of the Company's Common Stock consists of 24,427 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days after April 25, 1997.

(6) Mr. Caggiano's beneficial ownership of the Company's Common Stock includes 10,625 shares issuable upon the exercise of options currently exercisable or exercisable within 60 days after April 25, 1997.

(7) Mr. Campbell's beneficial ownership of the Company's Common Stock consists of 12,500 shares issuable upon the exercise of currently exercisable options. Mr. Campbell's address is c/o Complete Concepts, Inc., P.O. Box 325, Conley, Georgia 30027.

(8) Mr. Eger's beneficial ownership of the Company's Common Stock includes 10,000 shares issuable upon the exercise of currently exercisable options. Mr. Eger's address is P.O. Box 1624, Los Altos, California 94023.

(9) Includes shares of Common Stock subject to stock options exercisable as of April 25, 1997, or within 60 days after such date, and are, respectively, as follows: Mr. Smith, 11,134; Ms. Smith, 9,110; Mr. Grice, 28,333; Mr. Scheussler, 24,427; Mr. Caggiano, 10,625; Mr. Campbell, 12,500; and Mr. Eger, 10,000.

                        EXECUTIVE OFFICERS OF THE COMPANY

NAME                             AGE      POSITION
----                             ---      --------
William W. Smith, Jr.            49       Chairman of the Board, President
                                          and Chief Executive Officer

Rhonda L. Smith                  46       Executive Vice President, Chief
                                          Operating Officer, Secretary,
                                          Treasurer and Director

Robert W. Scheussler             50       Senior Vice President-
                                          Engineering, Chief Technical
                                          Officer and Director

Robert E. Grice, Jr.             37       Vice President-Finance and Chief
                                          Financial Officer

Robert A. Caggiano               40       Vice President-Sales and
                                          Marketing

        Mr. Smith co-founded the Company and has served as Chairman of the Board, President and Chief Executive Officer since its inception. Mr. Smith was employed by Rockwell International in a variety of technical and management positions from 1975 until 1984. Mr. Smith served with Xerox Data Systems from 1972 to 1975 and RCA Computer Systems Division from 1969 until 1972 in mainframe sales and pre-sale technical roles. Mr. Smith received a B.A. in Business Administration from Grove City College.

        Ms. Smith co-founded the Company. Since the inception of the Company, she has served as Executive Vice President, Chief Operating Officer, Secretary and Treasurer and as a member of the Board of Directors. Ms. Smith holds an A.A. from Orange Coast College and she attended California State University Long Beach, majoring in Business Administration.

        Mr. Scheussler joined the Company in May 1995 and since that time has served as Senior Vice President-Engineering and Chief Technical Officer. From May 1995 to April 1997 he was also Vice President of Operations. From February 1996 to the present, Mr. Scheussler has been a member of the Board of Directors. Prior to joining the Company, Mr. Scheussler was Director-Architecture and Technology at Rockwell International's Information Systems Center. Prior to that, Mr. Scheussler served Rockwell in Applications Systems, Computing Operations and Finance. He joined Rockwell in 1973 as a project engineer with the Space Systems Division. Mr. Scheussler holds a B.S. in Industrial Engineering from Pennsylvania State University and an M.S. in Operations Research from Polytechnic University in New York. He also completed the Executive Program at Stanford University.

        Mr. Grice joined the Company in March 1996 as Vice President-Finance and Chief Financial Officer. From August 1994 to March 1996, Mr. Grice worked for Cisco Systems as Director of Finance for the Access Business Unit; from June 1993 to August 1994, he was Chief Financial Officer at Newport Systems Solutions; from November 1992 to June 1993, he was Vice President of Finance and Chief Financial Officer at Maxa Corporation; and from May 1991 to November 1992, he was Director of Internal Audit with Archive Corporation. From 1982 to 1991, Mr. Grice was employed in public accounting, most recently as a senior manager with Coopers & Lybrand LLP. Mr. Grice received a B.S. in Accounting/Finance from California Polytechnic University, San Luis Obispo.

        Mr. Caggiano joined the Company in February 1996 as Vice President-Sales and Marketing. From May 1985 to February 1996, Mr Caggiano was the North American Distribution Sales Manager for Lotus Development Corporation. Prior to that time, he was employed with Informatics General Corporation and with Electronic Data Systems in various positions. Mr. Caggiano received a B.S. in Marketing from Northeastern University.

        Officers are elected by, and serve at the discretion of, the Board of Directors. William Smith and Rhonda Smith are married to each other. There are no other family relationships among the Company's officers or directors.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

        The following table sets forth the compensation earned by (i) the Company's Chief Executive Officer and (ii) each of the four other most highly compensated executive officers of the Company whose total cash salary and bonus for 1996 exceeded $100,000 (hereafter, with the Chief Executive Officer, referred to as the "Named Executive Officers"), for the three fiscal years ended December 31, 1994, 1995 and 1996, respectively. No executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned for 1996 resigned or terminated employment during that year.

                                  SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                               COMPENSATION
                                                         ANNUAL COMPENSATION                   ------------
                                            ------------------------------------------------   SECURITIES        ALL OTHER
          NAME AND                           SALARY           BONUS         S CORPORATION      UNDERLYING      COMPENSATION
     PRINCIPAL POSITION           YEAR         ($)             ($)        DISTRIBUTION($)(1)   OPTIONS (#)        ($)(2)
     ------------------           ----      ---------       ----------    ------------------   ------------    --------------
WILLIAM W. SMITH, JR.             1996      275,000          95,258(3)               0           11,134           9,057
Chairman of the Board,            1995      450,465(4)            0          2,988,386                0          10,832
President and Chief               1994      520,000               0            866,500                0          25,800
Executive Officer

RHONDA L. SMITH                   1996      225,000          95,258(3)               0            9,110           9,057
Executive Vice President,         1995      289,471(5)            0          2,988,368                0          10,832
Chief Operating Officer,          1994      320,000               0            866,500                0          25,800
Secretary and Treasurer

ROBERT W. SCHEUSSLER              1996      200,000               0                  0            7,500          11,595
Senior Vice                       1995      112,179               0                  0           45,000               0
President-Engineering and         1994            0               0                  0                0               0
Chief Technical Officer

ROBERT A. CAGGIANO(6)             1996      128,567          28,441(7)               0           30,000           1,595
Vice President - Sales            1995            0               0                  0                0               0
 and Marketing                    1994            0               0                  0                0               0

ROBERT E. GRICE, JR.(8)           1996      106,875          30,000(9)               0           85,000               0
Vice President-Finance and        1995            0               0                  0                0               0
Chief Financial Officer           1994            0               0                  0                0               0

-------------------------

(1) From November 1992 to July 1995, the Company elected to be treated as an S corporation under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), and comparable state tax laws. The amounts set forth in this column represent distributions to the Company's stockholders for income tax purposes while it was an S Corporation. In July 1995, in connection with the Company's reincorporation as a Delaware corporation and its initial public offering, the Company terminated its status as an S corporation and elected to be treated as a C corporation under Subchapter C of the Internal Revenue Code.

(2) These amounts represent contributions made by the Company on behalf of the Named Executive Officer to the Company's Money Purchase Plan and Deferred Profit Sharing Plan.

(3) The Company has a management bonus plan under which the Chief Executive Officer, the Executive Vice President, and other executives of the Company are eligible to receive bonuses in the event the Company achieves certain performance targets based upon the Company's pre-tax profits. For 1996, William Smith, Jr. and Rhonda Smith each received a bonus of $95,258 under the plan. See "Compensation Committee Report on Executive Compensation," below.

(4) Prior to the closing of the Company's initial public offering on September 19, 1995, Mr. Smith's annualized base salary for 1995 was $520,000. Following the September 19, 1995 closing and for the remainder of 1995, Mr. Smith received a base salary at an annualized rate of $275,000.

(5) Prior to the closing of the Company's initial public offering on September 19, 1995, Ms. Smith's annualized base salary for 1995 was $320,000. Following the September 19, 1995 closing and for the remainder of 1995, Ms. Smith received a base salary at an annualized rate of $225,000.

(6) Mr. Caggiano joined the Company in February 1996. His annualized base salary for 1996 was $150,000.

(7)     Mr. Caggiano received $28,441 in commissions for 1996.

(8) Mr. Grice joined the Company in March 1996. His annualized base salary for 1996 was $135,000.

(9)     Mr. Grice received a total of $30,000 in a series of 3 bonuses for 1996.


                           OPTION GRANTS IN LAST FISCAL YEAR

        The following table provides information with respect to the stock option grants made during 1996 to the Named Executive Officers. No stock appreciation rights were granted during 1996 to the Named Executive Officers.

                                                                                 POTENTIAL REALIZABLE
                                                                                   VALUE AT ASSUMED
                                                                                 ANNUAL RATES OF STOCK
                                                                                  PRICE APPRECIATION
                                                                                         FOR
                                          INDIVIDUAL GRANTS                         OPTION TERM(1)
                      ---------------------------------------------------------- -------------------
                       NUMBER OF             PERCENT OF
                      SECURITIES                TOTAL
                      UNDERLYING               OPTIONS     AVERAGE
                         STOCK               GRANTED TO   EXERCISE
                        OPTIONS      GRANT    EMPLOYEES   PRICE PER  EXPIRATION
        NAME          GRANTED(2)     DATE     IN 1996(3)  SHARE(4)      DATE        5%         10%
        ----          ----------    ------   ----------- ----------    ------       --         ---
William W. Smith, Jr.   11,134      2/1/96        3.7        $9.08     1/31/01     27,900     61,652

Rhonda L. Smith          9,110      2/1/96        3.0         9.08     1/31/01     22,828     50,445

Robert W. Scheussler     7,500      3/8/96        2.5         7.25     3/7/06      34,197     86,660

Robert A. Caggiano      30,000      1/22/96       9.9         5.50     1/21/06    103,767    262,968

Robert E. Grice, Jr.    85,000      2/23/96      28.1         6.75     2/22/06    360,825    914,413

----------------------

(1) There is no assurance provided to any Named Executive Officer or any other holder of the Company's Common Stock that the actual stock price appreciation over the applicable 5-year or 10-year option term will be at the assumed 5% and 10% annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the Named Executive Officers.

(2) The shares subject to each option will vest over the optionee's period of service as follows: 25% of the option shares upon the optionee's completion of one year of service with the Company measured from the grant date and the remaining option shares in 36 successive equal monthly installments upon the optionee's completion of each additional month of service thereafter. The shares subject to each option will immediately vest in the event the Company is acquired by merger or asset sale, unless the option is assumed by the acquiring company. The Compensation Committee as administrator of the Company's Stock Option Plan has the discretionary authority to provide for the accelerated vesting of the option shares in the event the optionee's employment is terminated within a designated period following (i) an acquisition of the Company in which those options are assumed or (ii) a hostile take-over of the Company, whether by tender offer for more than 50% of the Company's outstanding voting securities or a change in a majority of the members of the Board of Directors through one or more contested elections for membership on the Board of Directors. Each option has a maximum term of ten years, subject to earlier termination following the optionee's cessation of service with the Company.

(3) The Company granted options to employees to purchase a total of 302,744 shares of Common Stock for the fiscal year ended December 31, 1996.

(4) The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. The Company may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state income tax liability incurred by the optionee in connection with such exercise.

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUE

        The following table sets forth certain information with respect to the Named Executive Officers concerning the unexercised options held by them at the close of 1996. No Named Executive Officer exercised any options or stock appreciation rights during 1996, and none of the Named Executive Officers held any stock appreciation rights at the end of such year.

                             NUMBER OF           VALUE OF UNEXERCISED
                            UNEXERCISED              IN-THE-MONEY
                         OPTIONS AT YEAR END     OPTIONS AT YEAR END
                                (#)                     ($)(1)
                         -------------------     --------------------
                            EXERCISABLE/             EXERCISABLE/
        NAME               UNEXERCISABLE             UNEXERCISABLE

William W. Smith, Jr.           0 / 11,134               0 / 0

Rhonda L. Smith                 0 / 9,110                0 / 0

Robert W. Scheussler       16,979 / 35,521               0 / 0

Robert E. Grice, Jr.            0 / 85,000               0 / 0

Robert A. Caggiano              0 / 30,000               0 / 0

(1) Calculated on the basis of $4.88, the closing sale price of the Company's Common Stock on December 31, 1996, the last trading day in 1996, minus the exercise price of the option, multiplied by the number of shares subject to the option. None of the outstanding options held by the Named Executive Officers were in-the-money at end of the 1996 fiscal year.

1995 STOCK OPTION/STOCK ISSUANCE PLAN

        The Company's 1995 Stock Option/Stock Issuance Plan (the "1995 Plan") was adopted by the Board of Directors in May 1995 and approved by the stockholders in July 1995. One million shares of the Company's Common Stock have been reserved for issuance under the 1995 Plan to employees (including officers), non-employee members of the Board of Directors and consultants and other independent advisors in the Company's service pursuant to long-term stock option grants and direct stock issuances.

MANAGEMENT CONTRACTS AND CHANGE IN CONTROL AGREEMENTS

        None of the Named Executive Officers have employment agreements with the Company, and the employment of each of the Named Executive Officers may accordingly be terminated at any time at the discretion of the Board of Directors. However, the Compensation Committee of the Board of Directors has the authority as administrator of the 1995 Plan to provide for the accelerated vesting of the shares of Common Stock subject to any outstanding options held by the Chief Executive Officer and the Company's other executive officers and any unvested shares actually held by those individuals under the 1995 Plan in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following (i) an acquisition of the Company by merger or asset sale in which the vesting of those options and shares does not accelerate or (ii) a hostile take-over of the Company effected through a successful tender for more than 50% of the Company's outstanding Common Stock or through a change in the majority of the members of the Board of Directors as a result of one or more contested elections for membership on the Board of Directors.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION*

        It is the responsibility of the Compensation Committee of the Company's Board of Directors to make recommendations to the Board of Directors with respect to the base salary and bonuses to be paid to the Company's executive officers each fiscal year. In addition, the Compensation Committee has the exclusive authority to administer the 1995 Plan with respect to stock option grants and direct stock issuances made thereunder to such officers and other key employees. The following is a summary of the policies of the Compensation Committee which affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in this Proxy Statement.

        GENERAL COMPENSATION POLICY. Under the supervision of the Compensation Committee, the Company has developed a compensation policy which is designed to attract and retain qualified key executives critical to the Company's success and to provide such executives with performance-based incentives tied to the Company's financial success. One of the Compensation Committee's primary objectives is to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon the individual's contribution to that performance. Accordingly, each executive officer's compensation package is fundamentally comprised of three elements: (i) base salary which reflects individual performance and expertise and is designed to be competitive with salary levels in effect at companies of similar size in the industry; (ii) variable performance awards payable in cash or equity and tied to the Company's achievement of certain goals; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders.

        FACTORS. The principal factors which were considered in establishing the components of each executive officer's compensation package for 1996 are summarized below. However, the Compensation Committee may in its discretion apply different factors, particularly different measures of financial performance, in setting executive compensation for future years.

        o BASE SALARY The base salary levels for the executive officers was established for 1996 on the basis of the following factors: personal performance, the estimated salary levels in effect for similar positions at a select group of companies with which the Company competes for executive talent, and internal comparability considerations. The Compensation Committee, however, did not rely upon any specific compensation surveys for comparative compensation purposes. Instead, the Compensation Committee made its decisions as to the appropriate market level of base salary for each executive officer on the basis of its understanding of the salary levels in effect for similar positions at those companies with which the Company competes for executive talent. Base salaries will be reviewed on an annual basis, and adjustments will be made in accordance with the factors indicated above.

        o ANNUAL INCENTIVE COMPENSATION. The Company has established a management bonus plan for the President and Chief Executive Officer, the Executive Vice President and other Company executives. Under this plan, the President and Chief Executive Officer may earn an annual bonus up to an amount equal to


--------------
        * The material in this report is not "soliciting material," is not deemed filed with the Securities and Exchange Commission ("SEC") and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "1933 Act"), or the Securities Exchange Act of 1934, as amended (the "1934 Act").

2.0% of the Company's pre-tax profits for the year, but in no event may the bonus exceed such individual's base salary for the year. The Executive Vice President may also earn an annual bonus up to an amount equal to 2.0% of the Company's pre-tax profit for the year, but not more than his or her base salary for such year. Such bonus payments are subject to the further condition that the Company achieve a pre-tax profit margin of not less than 28.0%, as measured prior to the payment of any bonus to the President and Chief Executive Officer or the Executive Vice President. The management bonus plan also provides for a bonus pool for the remaining employees of the Company in an amount not to exceed 2.0% of the Company's pre-tax profits for the year. The Compensation Committee will make recommendations to the Board of Directors as to the actual dollar amount of the bonus pool for the year and the portion to be allocated to the employees selected for participation for the year. William Smith, Jr., as the Company's President and Chief Executive Officer, and Rhonda Smith, as Executive Vice President, each received $95,258 in bonus awards under the plan for 1996.

        o LONG-TERM INCENTIVE COMPENSATION. The Company has also implemented the 1995 Plan as a long-term equity incentive program for the Company's executive officers and other key employees. Each option grant under the 1995 Plan is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The number of shares subject to each option grant is based upon the officer's tenure, level of responsibility and relative position in the Company. The Committee has established certain general guidelines in making option grants to the executive officers in an attempt to target a fixed number of unvested option shares based upon the individual's position with the Company and his or her existing holdings of unvested options. However, the Compensation Committee does not adhere strictly to these guidelines and will vary the size of the option grant made to each executive officer as it feels the circumstances warrant.

        Each option grant will allow the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). The option normally vests in periodic installments over a four-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company's employ, and then only if the market price of the Company's Common Stock appreciates over the option term.

        o CEO COMPENSATION. In setting the base salary for William Smith, Jr., the Company's President and Chief Executive Officer, the Compensation Committee sought to provide him with a level of salary competitive with the salaries paid to chief executive officers of similarly-sized companies in the industry. There was no intent on the Compensation Committee's part to have this particular component of Mr. Smith's compensation affected to any significant degree by Company's performance factors. For 1996, Mr. Smith was awarded bonuses as President and Chief Executive Officer under the Company's annual incentive compensation plan totaling $95,258. Based upon the Company's performance for the fourth quarter of 1995 and in lieu of a cash bonus for the same period, the Compensation Committee also approved an option grant to Mr. Smith in 1996 exercisable for up to 11,134 shares of Common Stock at an exercise price of $9.08 per share.

        COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to publicly held corporations for compensation exceeding $1.0 million paid to certain of the corporation's executive officers. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation to be paid to the Company's executive officers for 1996 did not exceed the $1.0 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company's executive officers for 1997 will exceed that limit. The Company's 1995 Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under that plan will qualify as performance-based compensation which will not be subject to the $1.0 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1.0 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation

Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1.0 million level.

        It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.


                                            COMPENSATION COMMITTEE

                                            Thomas G. Campbell
                                            F. Terry Eger


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Company's Compensation Committee are Messrs. Campbell and Eger. Neither of these individuals was an officer or employee of the Company at any time during the year ended December 31, 1996. No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Company's Board of Directors or Compensation Committee.

                             STOCK PERFORMANCE GRAPH

        The following graph and information compares the cumulative total stockholder return on the Company's Common Stock, assuming an initial investment of $100, for the period beginning September 19, 1995 (the effective date of the Company's initial public offering) and ending December 31, 1996, against the cumulative total return of the S&P Midcap 400 Index and the S&P Midcap Computer Software & SVC Index for the same period.

        In July of 1996, Standard and Poor's ("S&P") replaced the S&P Midcap Computer Software Index with the S&P Midcap Computer Software and SVC Index. Thus, the change in indexes by the Company, from the S&P Midcap Computer Software Index in the Company's Proxy Statement furnished in connection with the 1996 Annual Meeting to the Computer Software and SVC Index in connection with the 1997 Annual Meeting, is due to a modification by S&P, not to an independent decision by the Company.

        The material in this section of the Proxy Statement is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act.


                              [PERFORMANCE GRAPH]

                                   19Sep95     Dec95      Jun95        Dec96
                                   -------     -----      -----        -----
Smith Micro Software, Inc.           100      46.55       82.76        33.62
Computer (Software&SVC)-Mid*         100     110.29      104.60       111.85
S&P Midcap 400 Index                 100     100.43      109.68       119.71

                  COMPLIANCE WITH SECTION 16(A) OF THE 1934 ACT

        Section 16(a) of the 1934 Act requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during fiscal year 1996, its officers, directors and greater than 10% beneficial owners complied with all filing requirements applicable to such persons.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

        The Company's Certificate of Incorporation and Bylaws provide for the Company's Board of Directors to be divided into three classes, as nearly equal in number as is reasonably possible, serving staggered terms that expire in different years. At each annual meeting of stockholders, the successors to the class of directors whose term expires at the time are elected to hold office for a term of three years, so that the term of one class of directors expires at each annual meeting. The preceding notwithstanding, directors serve until their successors have been duly elected and qualified or until they resign, become disqualified or disabled, or are otherwise removed.

        The Company has five directors: William W. Smith, Jr., Rhonda L. Smith, Robert W. Scheussler, Thomas G. Campbell and F. Terry Eger. Messrs. Scheussler and Campbell comprise the class of directors whose term expires as of the Annual Meeting. Ms. Smith comprises the class of directors whose term expires in 1998. Messrs. Smith and Eger comprise the class of directors whose term expires in 1999.

        The enclosed proxy will be voted, unless authority is withheld or the proxy is revoked, only for the election of each of the nominees for election named below to hold office until the date of the Company's 2000 Annual Meeting of Stockholders or until his successor has been duly elected and qualified or until he resigns, becomes disqualified or disabled, or is otherwise removed. In the unanticipated event that any such nominee becomes unable or declines to serve at the time of the Annual Meeting, the proxies will be voted for a substitute person nominated by the Board of Directors.

NOMINEES AND DIRECTORS

        NOMINEES. The names of and certain information about the nominees for director are set forth below:


NAME                              AGE            POSITION
----                              ---            --------
Robert W. Scheussler              50             Senior Vice President-
                                                 Engineering, Chief Technical
                                                 Officer and Director

Thomas G. Campbell(1)(2)          46             Director

------------

(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

        Information regarding Mr. Scheussler is included under the heading "Executive Officers of the Company."

        Mr. Campbell became a Director of the Company in July 1995. From July 1996 to the present, he has served as the Vice President of Operations of Complete Concepts, Inc., a manufacturer and distributor of women's accessories. Since November 1995, he has been and continues to be an independent management consultant specializing in corporate turnarounds. He served as the Chief Operating Officer of Laser Atlanta Optics, Inc. from February 1995 to November 1995. From 1990 to February 1995, he served in several senior management positions at Hayes, including Vice President of Operations and Business Development and as Chief Operating Officer and a member of the Board of Directors of Practical Peripherals, a Hayes subsidiary. Prior to 1989, Mr. Campbell was employed by Digital Equipment Corporation. Mr. Campbell attended Boston University.

        DIRECTORS. The name of and certain information about the director comprising the class of directors whose term expires in 1998 are set forth below:

NAME                             AGE           POSITION
----                             ---           --------
Rhonda L. Smith(1)               46            Executive Vice President, Chief
                                               Operating Officer, Secretary,
                                               Treasurer and Director

-----------------
(1) Member of the Nominating Committee.

        Information regarding Ms. Smith is included under the heading "Executive Officers of the Company."

        The names of and certain information about the directors comprising the class of directors whose term expires in 1999 are set forth below:

NAME                              AGE           POSITION
----                              ---           --------
William W. Smith, Jr.(1)          49            Chairman, Chief Executive
                                                Officer and President

F. Terry Eger(2)(3)               50            Director

-------------------------

(1) Member of the Nominating Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.

        Information regarding Mr. Smith is included under the heading "Executive Officers of the Company."

        Mr. Eger became a director of the Company in May 1996. Since April 1992, he has been an active investor in various publicly and privately held high technology companies, has advised certain of these companies in various capacities, and has served on certain of the privately held companies' boards of directors. Mr. Eger was the founding Vice President-Sales for Cisco Systems and served in that position and with the company from April 1988 to April 1992. While at Cisco Systems, Mr. Eger also was responsible for Business Development and, and in his last year with the company, for Product Marketing. Prior to 1988, Mr. Eger held positions with Wang Laboratories and International Business Machines Corporation. Mr. Eger holds a B.S. in Business Administration from Duquesne University.

BOARD MEETINGS AND COMMITTEES

        During 1996, the Board of Directors held 3 meetings and took 2 actions by unanimous written consent in lieu of meetings. Each director of the Company attended at least 75% of the meetings and participated in at least 75% of the actions by written consent of the Board of Directors during 1996 and the committees of the Board of Directors of which such person is a member, to the extent he or she was a director at the time.

        The Board has three committees: a Compensation Committee, an Audit Committee and a Nominating Committee. The Compensation Committee, whose members are Messrs. Campbell and Eger, administers the Company's executive compensation programs and makes recommendations to the Board of Directors concerning officer and director compensation. The Compensation Committee also has the exclusive authority to administer the 1995 Plan and to award stock options and direct stock issuances under that plan to the Company's officers. The Compensation Committee held 1 meeting during fiscal 1996 and took 4 actions by written consent in lieu of meetings. All of these meetings and actions by unanimous written consent addressed stock option grants.

        The Audit Committee's members are Messrs. Campbell and Eger. The Audit Committee supervises and makes recommendations and decisions with respect to the periodic audits of the Company's financial results. The Audit Committee did not meet during 1996.

        The Nominating Committee's members are Mr. Smith and Ms. Smith. The Nominating Committee receives proposed nominations to the Board of Directors, reviews the eligibility of each proposed nominee, and nominates, with the approval of the Board of Directors, new members of the Board of Directors to be submitted to the stockholders for election at the annual meetings. The Nominating Committee did not meet during 1996.

COMPENSATION OF DIRECTORS

        The directors do not receive compensation for services on the Board of Directors or any committee thereof but are reimbursed for their out-of-pocket expenses in serving on the Board of Directors. Non-employee members of the Board of Directors are eligible to receive periodic option grants pursuant to the Automatic Option Grant Program in effect under the 1995 Plan.

        Each non-employee director will receive an option grant for 10,000 shares in connection with his or her initial appointment to the Board of Directors. Each such option will have an exercise price per share equal to the closing sale price per share of Common Stock on the grant date and a maximum term of 10 years measured from the grant date. Each option will be immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by the Company, at the option exercise price paid per share, in the event the optionee ceases to serve as a member of the Board of Directors prior to vesting in the option shares. The option shares will vest in a series of four successive equal annual installments over the optionee's period of service on the Board of Directors, with the first installment to vest upon his or her completion of one year of serving as a member of the Board of Directors measured from the grant date. The option shares will immediately vest in full upon certain changes in control or ownership of the Company or upon the optionee's death or disability while still serving as a member of the Board of Directors. On May 30, 1996, in connection with his election to the Board of Directors, Mr. Eger received an initial option grant of 10,000 shares at an exercise price of $14.00 per share.

        At each Annual Meeting of Stockholders, each individual who will continue to serve as a non-employee member of the Board of Directors will receive an additional option grant for 2,500 shares, provided such individual has served on the Board of Directors for at least six months. Each option will have an exercise price per share equal to the closing sale price per share of Common Stock on the date of the Annual Stockholders Meeting and a maximum term of 10 years measured from such date, subject to earlier termination upon the optionee's cessation of service on the Board of Directors. The option will be immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by the Company, at the option exercise paid per share, should the optionee stop serving as a member of the Board of Directors prior to the completion of one year of service measured from the grant date. On May 30, 1996, in connection with his re-election to the Board of Directors, Mr. Campbell received an option grant of 2,500 shares at an exercise price of $14.00 per share.

STOCKHOLDER APPROVAL

        The affirmative vote of the holders of a plurality of the outstanding shares of Common Stock present or represented at the Annual Meeting is required for approval of the election of the nominees as members of the Board of Directors of the Company.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR BOTH OF THE NOMINEES NAMED ABOVE OR THEIR SUBSTITUTES AS SET FORTH HEREIN.

                                   PROPOSAL 2

                RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

        The accounting firm of Deloitte & Touche LLP served as the independent auditor for the Company for the fiscal year ended December 31, 1996. The Board of Directors has selected Deloitte & Touche LLP as the Company's independent auditor for the fiscal year ending December 31, 1997 and has further directed that the selection of the auditor be submitted for ratification by the stockholders at the Annual Meeting. Neither Deloitte & Touche LLP nor any of its members has any relationship with the Company or any of its affiliates except in the firm's capacity as the Company's auditor. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders.

        Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditor is not required by the Company's Bylaws or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection by an affirmative vote of the holders of a majority of the Common Stock present or represented at the meeting and entitled to vote thereat, the Audit Committee and the Board of Directors will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of a different independent accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

        A stockholder who intends to present a proposal at the Company's 1998 Annual Meeting of Stockholders must have submitted such proposal to the Company for inclusion in the Company's 1998 Proxy Statement and proxy card relating to such meeting not later than December 31, 1997. Stockholder proposals must be mailed to the attention of the Company's Secretary at the Company's corporate headquarters located at 51 Columbia, Suite 200, Aliso Viejo, California 92656.

                                  OTHER MATTERS

        Management does not know of any other matters to be brought before the Annual Meeting. If any other matter is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

        A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 has been mailed with this Proxy Statement.

                              COSTS OF SOLICITATION

        Proxies will be solicited by mail. The Company will request banks, brokerage houses and other institutions to forward the soliciting material to persons for whom they hold shares and to obtain authorization for the execution of proxies. The Company will reimburse banks, brokerage houses and other institutions for their reasonable expenses in forwarding the Company's proxy materials to beneficial owners of the Common Stock. All costs associated with the solicitation of proxies will be borne by the Company. Proxies in the accompanying form which are properly executed, duly returned to the Company's management and not subsequently revoked will be voted as specified thereon.

                                      By Order of the Board of Directors,
                                      RHONDA L. SMITH
                                      Secretary
                                      Aliso Viejo, California
                                      April 30, 1997

PROXY

                           SMITH MICRO SOFTWARE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints William W. Smith, Jr. and Rhonda L. Smith, and each of them, as proxyholder, with full power of substitution, to represent, vote and act with respect to all shares of common stock, $.001 par value per share, of Smith Micro Software, Inc. (the "Company") which the undersigned would be entitled to vote at the Annual Meeting of Stockholders, to be held on May 15, 1997 at 10:00 a.m., Pacific Daylight Savings Time, at the Company's corporate headquarters located at 51 Columbia, Aliso Viejo, California 92656, or at any adjournment thereof, with all the powers the undersigned would possess if personally present as follows:

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE BY NOTIFYING THE SECRETARY OF THE COMPANY IN WRITING OF REVOCATION OF THE PROXY, BY FILING A DULY EXECUTED PROXY BEARING A LATER DATE OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

                 (Continued and to be signed on reverse side.)

                              FOLD AND DETACH HERE

                                                                                                           indicated in
                                                                                                           this sample   X


                               FOR ALL NOMINEES
                                 LISTED BELOW
                             (except as marked to     WITHHOLD
                              the contrary below)     AUTHORITY                                            FOR    AGAINST    ABSTAIN

1. Election of two (2) persons      [    ]             [    ]      2. Ratification of the appointment of  [    ]  [    ]      [    ]
   to be directors:                                                   Deloitte & Touche LLP as the
                                                                      Company's Independent auditor
        Robert W. Scheussler                                          for the fiscal year ending December 31, 1997.
        Thomas G. Campbell
                                                                   3. Transaction of such other business as may properly come before the meeting and any adjournment thereof.

Instruction: To withhold authority to                                                I DO    DO NOT
vote for any individual nominee, write                                                                EXPECT TO ATTEND THE MEETING
that nominee's name on the space below:                                             [    ]   [    ]   PLEASE SIGN AND DATE BELOW.

-----------------------------------                                                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                                                                                    EACH OF THE MATTERS LISTED ABOVE. This Proxy
                                                                                    confers authority to vote and shall be voted in
                                                                                    accordance with such recommendation unless a
                                                                                    contrary instruction is indicated, in which
                                                                                    case, the shares represented by this Proxy will
                                                                                    be voted in accordance with such instruction. IF
                                                                                    NO INSTRUCTION IS SPECIFIED WITH RESPECT TO A
                                                                                    MATTER TO BE ACTED UPON, THE SHARES REPRESENTED
                                                                                    BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH
                                                                                    THE RECOMMENDATIONS OF THE BOARD. IF ANY OTHER
                                                                                    BUSINESS IS REPRESENTED AT THE MEETING, THIS
                                                                                    PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED IN
                                                                                    ACCORDANCE WITH THE RECOMMENDATIONS OF THE
                                                                                    BOARD.


Signature(s)_________________________________________________________________________________________________Date___________________
Please date this Proxy and sign exactly as it appears on your stock certificate(s). Executors, administrators, trustees, etc., should give their full title. If a corporation, please sign full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person. All joint owners should sign.


                                                      * FOLD AND DETACH HERE *